UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2005

TIER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23195	94-3145844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10780 Parkridge Blvd., 4th Floor Reston, Virginia		20191
(Address of principal executive offices)		(Zip Code)

(571) 382-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Information.

On July 28, 2005, the Compensation Committee of the Board of Directors of Tier Technologies, Inc. (“Tier”) voted to forgive, as of that date, a promissory note in the principal amount of $75,000 payable to Tier by James R. Weaver, our Chief Executive Officer. This promissory note, which was originally made in September 2000, would have become due in full in September 2005. Under its terms, the promissory note was to have been forgiven in its entirety if Mr. Weaver relocated to the Boston, Massachusetts area before the due date.

At the time of the original loan, Tier intended to relocate its headquarters from California to Boston, and desired to provide Mr. Weaver an incentive to relocate from his home in northern Virginia to the Boston area to be closer to Tier’s headquarters. Subsequently, Tier later abandoned that plan and, instead, relocated its headquarters to Reston, Virginia in July 2004.

The Compensation Committee determined that the original intent and purpose of the note forgiveness provision, namely that the note should be forgiven when Tier’s headquarters and Mr. Weaver were located in the same metropolitan area, had been satisfied and that the Committee did not desire that Mr. Weaver relocate to Boston. In light of this determination, the Committee concluded that the note should be forgiven. Mr. Weaver has been making regularly scheduled interest payments on the outstanding principal balance at an annual rate of 6.13%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.

By:	/s/ David Fountain
David Fountain Chief Financial Officer

Date: August 2, 2005